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EXHIBIT 99.4(t)

Death Benefit Proceeds Endorsement (Form 0830-AB90)
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                                                                 EXHIBIT 99.4(t)


FIRST CAPITAL LIFE
INSURANCE COMPANY


                       DEATH BENEFIT PROCEEDS ENDORSEMENT

This endorsement becomes a part of the contract which it accompanies.

The Proceeds subsection of the BENEFICIARY AND PROCEEDS section, is hereby replaced by the following:

     Proceeds means the amount payable on:

     .    the exercise of a withdrawal; or

     .    the owner's death prior to the annuity date; or

     . the annuitant's death (or in the case of joint annuitants, the death of the last survivor of the joint annuitants), prior to the annuity date.

     On or before the fifth contract anniversary, the proceeds, also called death benefit proceeds, payable on the owner's death or the annuitant's death, whichever first becomes applicable, will be greater of:

     .    the contract value; or

     . the total of all premiums paid less reductions caused by previous withdrawals, if any.

     For the purpose of describing the death benefit proceeds after the fifth anniversary, we define milestone date to refer to the fifth contract anniversary and each fifth anniversary thereafter. After the fifth contract anniversary, there is a minimum guaranteed death benefit equal to the death benefit as of the next previous milestone date, increased by any premiums paid since that milestone date and decreased by any withdrawals, net of withdrawal charge, received since that milestone date. After the fifth anniversary, the death benefit proceeds will be the contract value, or, if larger, the minimum guaranteed death benefit.

     The death benefit proceeds will be determined at the end of the valuation period during which we receive due proof of death at our home office. The proceeds from the Separate Account will be immediately transferred to our General Account.

     All proceeds are subject to the restrictions below.

Signed by the Company at San Diego, California.

     /s/ ANDREW L. LOEB             /s/ FRED A. BUCK
     Secretary                      President


0830-AB90